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Equity Residential

First Quarter 2021

Earnings Release & Supplemental Information

Investor Relations Contact:

Mr. Marty McKenna

investorrelations@eqr.com

(312) 474-1300

Two North Riverside Plaza

Chicago, IL 60606

G R E S B ★★★★★ 2020

FEATURED PROPERTIES (top to bottom):
Alcyone – Seattle, WA | LEED Certified
Lofts at Kendall Square – Cambridge, MA | LEED Gold

First Quarter 2021 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

April 27, 2021

Equity Residential Reports First Quarter 2021 Results

Full Year Guidance Ranges Raised as Broad-Based Recovery Continues

Chicago, IL – April 27, 2021 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2021 and has posted a Q1 2021 Management Presentation to its website as referenced below.

First Quarter 2021 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended March 31,
	2021	2020	$ Change	% Change
Earnings Per Share (EPS)	$0.15	$0.83	$(0.68)	(81.9%)
Funds from Operations (FFO) per share	$0.67	$0.86	$(0.19)	(22.1%)
Normalized FFO per share	$0.68	$0.87	$(0.19)	(21.8%)

 “While the first quarter’s results reflect the significant impact of the pandemic on our business, we continue to see substantial signs of improvement as cities begin to reopen and affluent renters return.  We are producing occupancy and pricing trends better than our original expectations and are therefore pleased to raise our full year same store revenue guidance range by 100 basis points to -6.0% to -8.0%,” said Mark J. Parrell, Equity Residential’s President and CEO.  “As we head into the seasonally highest demand period of the year, we see considerable positive momentum in our operations and we expect to further reduce concessions and increase rental rates in light of the strong demand we see across our markets.”

Highlights

●	The Company has seen a 1.6% improvement in same store Physical Occupancy since the end of the fourth quarter 2020 (94.4% on December 31, 2020 to 96.0% on April 22, 2021).
●

Pricing Trends continue to improve across all markets with an approximately 14% sequential improvement portfolio-wide from December 2020 through April 2021. See the Management Presentation for details.

●	The Company collected approximately 97% of its expected Residential revenues in the first quarter of 2021.
●	The Company expanded its efforts to improve access to affordable housing with a $5.0 million commitment to a fund dedicated to preserving affordable housing.

Results Per Share

The change in EPS for the quarter ended March 31, 2021 compared to the same period of 2020 is due primarily to lower property sale gains in the first quarter of 2021, the various adjustment items listed on page 23 of this release and the items described below.

The per share change in FFO for the quarter ended March 31, 2021 compared to the same period of 2020, is due primarily to the various adjustment items listed on page 23 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

Positive/(Negative) Impact
First Quarter 2021 vs. First Quarter 2020
Residential same store Net Operating Income (NOI)	$(0.20)
2020 transaction activity impact on NOI, net	(0.03)
Interest expense, net	0.05
Other items	(0.01)
Net	$(0.19)

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 25 through 30 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 27 and 28 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on page 9 of this release with definitions that can be found on page 29 of this release.  Non-Residential operations account for approximately 3.8% of total revenues for the quarter ended March 31, 2021.  The table below reflects same store Residential only results for the first quarter 2021 to first quarter 2020 comparison, which includes 77,060 apartment units, as well as for the first quarter 2021 to fourth quarter 2020 comparison, which includes 77,281 apartment units. The Company’s Physical Occupancy was 95.0% for the first quarter of 2021 compared to 94.2% for the fourth quarter of 2020 and 96.4% for the first quarter of 2020.

	First Quarter 2021 vs. First Quarter 2020	First Quarter 2021 vs. Fourth Quarter 2020
Revenues	(10.6%)	(2.3%)
Expenses	3.9%	5.6%
NOI	(17.1%)	(6.2%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See page 10 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	First Quarter 2021 vs. First Quarter 2020	First Quarter 2021 vs. Fourth Quarter 2020
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	(6.6%)	(2.3%)
Leasing Concessions (1)	(1.6%)	(0.6%)
Vacancy loss	(1.0%)	1.1%
Bad Debt, Net (2)	(1.6%)	(0.1%)
Other (3)	0.2%	(0.4%)
Same Store Residential Revenues- current period	(10.6%)	(2.3%)

(1)	Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.
(2)	Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.
(3)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q4 2020	Q1 2021	April 2021 (1)
Physical Occupancy (2)	94.4%	95.6%	96.0%
Percentage of Residents Renewing by quarter/month	51.0%	53.0%	56.0%

New Lease Change	(20.5%)	(17.7%)	(11.4%)
Renewal Rate Achieved	(3.4%)	(5.1%)	(2.1%)
Blended Rate	(13.0%)	(12.1%)	(7.2%)

(1)	April 2021 results are preliminary.
(2)	Physical Occupancy is as of month-end December for Q4 2020, month-end March for Q1 2021 and as of April 22 for April 2021.

Investment Activity

The Company did not acquire or sell any assets during the first quarter of 2021.

Second Quarter 2021 Guidance

The Company has established guidance ranges for the second quarter of 2021 EPS, FFO per share and Normalized FFO per share as listed below:

Q2 2021 Guidance
EPS	$0.66 to $0.70
FFO per share	$0.66 to $0.70
Normalized FFO per share	$0.67 to $0.71

The difference between the first quarter 2021 actual EPS of $0.15 and the second quarter of 2021 EPS guidance midpoint of $0.68 is due primarily to higher expected property sale gains and lower expected corporate overhead.

The difference between the first quarter 2021 actual FFO of $0.67 per share and the second quarter of 2021 FFO guidance midpoint of $0.68 per share is due primarily to lower expected corporate overhead.

The difference between the first quarter 2021 actual Normalized FFO of $0.68 per share and the second quarter of 2021 Normalized FFO guidance midpoint of $0.69 per share is due primarily to lower expected corporate overhead.

Full Year 2021 Guidance

The Company has revised its guidance for its full year 2021 same store operating performance as well as EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous
Same Store (includes Residential and Non-Residential):
Physical Occupancy	95.0% to 96.0%	94.8% to 95.8%
Revenue change	(8.0%) to (6.0%)	(9.0%) to (7.0%)
Expense change	3.0% to 4.0%	3.0% to 4.0%
NOI change	(13.0%) to (11.0%)	(15.0%) to (12.0%)

EPS	$2.57 to $2.67	$2.55 to $2.75
FFO per share	$2.67 to $2.77	$2.58 to $2.78
Normalized FFO per share	$2.70 to $2.80	$2.60 to $2.80

The change in the full year 2021 EPS guidance range is due primarily to lower expected property sale gains and higher expected same store NOI.

The change in the full year 2021 FFO per share guidance range is due primarily to higher expected same store NOI.

The change in the full year 2021 Normalized FFO per share guidance range is due primarily to higher expected same store NOI.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  Equity Residential owns or has investments in 304 properties consisting of 77,889 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, April 28, 2021 at 10:00 a.m. CT.  In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the web cast link and the presentation.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2021	2020
REVENUES
Rental income	$597,602	$682,305

EXPENSES
Property and maintenance	117,054	115,816
Real estate taxes and insurance	103,470	97,732
Property management	26,130	27,709
General and administrative	15,383	14,518
Depreciation	199,962	212,422
Total expenses	461,999	468,197

Net gain (loss) on sales of real estate properties	(43)	207,977

Operating income	135,560	422,085

Interest and other income	216	1,960
Other expenses	(4,110)	(2,533)
Interest:
Expense incurred, net	(67,358)	(85,590)
Amortization of deferred financing costs	(2,185)	(2,041)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	62,123	333,881
Income and other tax (expense) benefit	(153)	(53)
Income (loss) from investments in unconsolidated entities	(1,611)	(1,157)
Net gain (loss) on sales of land parcels	5	—
Net income	60,364	332,671
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(2,143)	(11,535)
Partially Owned Properties	(682)	(12,530)
Net income attributable to controlling interests	57,539	308,606
Preferred distributions	(773)	(773)
Net income available to Common Shares	$56,766	$307,833

Earnings per share – basic:
Net income available to Common Shares	$0.15	$0.83
Weighted average Common Shares outstanding	372,280	371,582

Earnings per share – diluted:
Net income available to Common Shares	$0.15	$0.83
Weighted average Common Shares outstanding	386,916	386,949

Distributions declared per Common Share outstanding	$0.6025	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2021	2020
Net income	$60,364	$332,671
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(682)	(12,530)
Preferred distributions	(773)	(773)
Net income available to Common Shares and Units	58,909	319,368

Adjustments:
Depreciation	199,962	212,422
Depreciation – Non-real estate additions	(1,100)	(1,287)
Depreciation – Partially Owned Properties	(828)	(856)
Depreciation – Unconsolidated Properties	617	613
Net (gain) loss on sales of unconsolidated entities - operating assets	(4)	—
Net (gain) loss on sales of real estate properties	43	(207,977)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	11,655
FFO available to Common Shares and Units	257,599	333,938

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—
Write-off of pursuit costs	1,331	1,627
Debt extinguishment and preferred share redemption (gains) losses	264	—
Non-operating asset (gains) losses	854	441
Other miscellaneous items	2,242	(918)
Normalized FFO available to Common Shares and Units	$262,290	$335,088

FFO	$258,372	$334,711
Preferred distributions	(773)	(773)
FFO available to Common Shares and Units	$257,599	$333,938
FFO per share and Unit – basic	$0.67	$0.87
FFO per share and Unit – diluted	$0.67	$0.86

Normalized FFO	$263,063	$335,861
Preferred distributions	(773)	(773)
Normalized FFO available to Common Shares and Units	$262,290	$335,088
Normalized FFO per share and Unit – basic	$0.68	$0.87
Normalized FFO per share and Unit – diluted	$0.68	$0.87

Weighted average Common Shares and Units outstanding – basic	385,330	384,586
Weighted average Common Shares and Units outstanding – diluted	386,916	386,949

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Land	$5,785,367	$5,785,367
Depreciable property	20,952,067	20,920,654
Projects under development	476,010	411,134
Land held for development	88,360	86,170
Investment in real estate	27,301,804	27,203,325
Accumulated depreciation	(8,059,619)	(7,859,657)
Investment in real estate, net	19,242,185	19,343,668
Investments in unconsolidated entities	53,274	52,782
Cash and cash equivalents	35,453	42,591
Restricted deposits	62,383	57,137
Right-of-use assets	484,999	499,287
Other assets	290,721	291,426
Total assets	$20,169,015	$20,286,891

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,270,700	$2,293,890
Notes, net	5,337,103	5,335,536
Line of credit and commercial paper	429,753	414,830
Accounts payable and accrued expenses	168,028	107,366
Accrued interest payable	55,489	65,896
Lease liabilities	316,838	329,130
Other liabilities	335,664	345,064
Security deposits	60,939	60,480
Distributions payable	232,737	232,262
Total liabilities	9,207,251	9,184,454

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	409,523	338,951
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of March 31, 2021 and December 31, 2020	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 372,917,413 shares issued and outstanding as of March 31, 2021 and 372,302,000 shares issued and outstanding as of December 31, 2020	3,729	3,723
Paid in capital	9,083,346	9,128,599
Retained earnings	1,231,808	1,399,715
Accumulated other comprehensive income (loss)	(41,363)	(43,666)
Total shareholders’ equity	10,314,800	10,525,651
Noncontrolling Interests:
Operating Partnership	234,969	233,162
Partially Owned Properties	2,472	4,673
Total Noncontrolling Interests	237,441	237,835
Total equity	10,552,241	10,763,486
Total liabilities and equity	$20,169,015	$20,286,891

Equity Residential Portfolio Summary As of March 31, 2021

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	21.5%	$2,424
Orange County	13	4,028	5.4%	2,205
San Diego	11	2,706	3.8%	2,376
Subtotal – Southern California	96	23,337	30.7%	2,380

San Francisco	48	12,707	18.3%	2,903
Washington DC	47	14,731	17.2%	2,325
Seattle	46	9,454	11.4%	2,242
New York	37	9,606	11.3%	3,464
Boston	25	6,430	9.4%	2,853
Denver	5	1,624	1.7%	1,984

Total	304	77,889	100.0%	$2,597

	Properties	Apartment Units

Wholly Owned Properties	287	74,328
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,399

	304	77,889

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

Note:  The Company did not acquire or sell any assets during the first quarter of 2021.

1st Quarter 2021 Earnings Release	8

Equity Residential

First Quarter 2021 vs. First Quarter 2020

Same Store Results/Statistics Including 77,060 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2021									First Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$570,927	(1)	(10.6%)	$21,861	(2)	(6.3%)	$592,788	(10.5%)	Revenues	$638,683	$23,338	$662,021
Expenses	$205,959		3.9%	$6,093		3.4%	$212,052	3.8%	Expenses	$198,306	$5,895	$204,201
NOI	$364,968		(17.1%)	$15,768		(9.6%)	$380,736	(16.8%)	NOI	$440,377	$17,443	$457,820

Average Rental Rate	$2,601		(9.3%)						Average Rental Rate	$2,867
Physical Occupancy	95.0%		(1.4%)						Physical Occupancy	96.4%
Turnover	9.9%		0.2%						Turnover	9.7%

First Quarter 2021 vs. Fourth Quarter 2020

Same Store Results/Statistics Including 77,281 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2021									Fourth Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$572,443	(1)	(2.3%)	$21,861	(2)	9.4%	$594,304	(1.9%)	Revenues	$585,699	$19,982	$605,681
Expenses	$206,342		5.6%	$6,095		9.2%	$212,437	5.7%	Expenses	$195,347	$5,583	$200,930
NOI	$366,101		(6.2%)	$15,766		9.5%	$381,867	(5.7%)	NOI	$390,352	$14,399	$404,751

Average Rental Rate	$2,600		(3.1%)						Average Rental Rate	$2,683
Physical Occupancy	95.0%		0.8%						Physical Occupancy	94.2%
Turnover	10.0%		(3.4%)						Turnover	13.4%

(1)

See page 10 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)	Changes in same store Non-Residential revenues for the periods presented are driven by the following:
•	First Quarter 2021 vs. First Quarter 2020 – Primarily deferral/abatement of rents, higher bad debt and lower parking income.
•	First Quarter 2021 vs. Fourth Quarter 2020 – Primarily higher receipts from retail tenants, lower bad debt and higher parking income.

1st Quarter 2021 Earnings Release	9

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	First Quarter 2021 vs. First Quarter 2020		First Quarter 2021 vs. Fourth Quarter 2020
	77,060 Same Store Apartment Units		77,281 Same Store Apartment Units
	Q1 2021	Q1 2020	Q1 2021	Q4 2020
Same Store Residential Revenues (GAAP Basis)	$570,927	$638,683	$572,443	$585,699
Leasing Concessions amortized	11,640	1,147	11,703	8,302
Leasing Concessions granted (2)	(16,989)	(1,904)	(17,038)	(16,762)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$565,578	$637,926	$567,108	$577,239

% change - GAAP revenue	(10.6%)		(2.3%)

% change - cash revenue	(11.3%)		(1.8%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)

Monthly Leasing Concessions granted began to decline in March 2021.  Leasing Concessions granted in February, March and April (preliminary) 2021 are $6.1 million, $4.9 million and $3.6 million, respectively.

Same Store Resident/Tenant Accounts Receivable Balances

Including 77,060 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	March 31, 2021		December 31, 2020	March 31, 2021	December 31, 2020
Resident/tenant accounts receivable balances	$37,590		$31,180	$6,554	$7,340
Allowance for doubtful accounts	(31,596)		(23,873)	(5,724)	(6,527)
Net receivable balances	$5,994	(1)	$7,307	$830	$813

Straight-line receivable balances	$25,096	(2)	$19,747	$13,392	$13,399

(1)	The Company held same store Residential security deposits approximating 31.9% of the net receivable balance at March 31, 2021.

(2)

Total same store Residential Leasing Concessions granted in the first quarter of 2021 were approximately $17.0 million.  The straight-line receivable balance of $25.1 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues for the remainder of 2021 and the first quarter of 2022.

Same Store Residential Bad Debt

Including 77,060 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q1 2021	Q4 2020	Q1 2020
Bad Debt, Net	$13,689	$13,199	$3,687
% of Same Store Residential Revenues	2.4%	2.3%	0.6%

1st Quarter 2021 Earnings Release	10

Equity Residential First Quarter 2021 vs. First Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q1 2021 % of Actual NOI	Q1 2021 Average Rental Rate	Q1 2021 Weighted Average Physical Occupancy %	Q1 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,533	20.9%	$2,423	95.8%	10.1%	(8.1%)		1.1%	(12.2%)	(7.9%)	(0.2%)	(1.0%)
Orange County	4,028	5.3%	2,205	97.0%	7.8%	(3.2%)		2.7%	(4.9%)	(3.3%)	0.2%	(1.2%)
San Diego	2,706	3.9%	2,376	97.2%	10.5%	(0.2%)		1.2%	(0.6%)	(0.6%)	0.4%	(0.8%)
Subtotal – Southern California	23,267	30.1%	2,380	96.2%	9.7%	(6.5%)		1.3%	(9.6%)	(6.4%)	(0.1%)	(1.1%)

San Francisco	12,707	19.5%	2,903	93.8%	11.4%	(15.7%)		4.7%	(22.6%)	(13.1%)	(2.9%)	1.7%
Washington DC	14,569	17.6%	2,325	95.9%	9.7%	(5.5%)		4.0%	(9.6%)	(5.2%)	(0.3%)	1.1%
New York	9,606	11.0%	3,464	91.4%	8.3%	(16.9%)		4.4%	(34.0%)	(12.2%)	(5.3%)	1.1%
Seattle	8,941	10.7%	2,258	95.7%	11.1%	(10.3%)		6.0%	(16.5%)	(9.0%)	(1.4%)	0.0%
Boston	6,346	9.4%	2,852	95.3%	8.9%	(10.8%)		4.9%	(17.2%)	(10.3%)	(0.5%)	(0.2%)
Denver	1,624	1.7%	1,984	96.1%	12.3%	(2.7%)		9.5%	(7.7%)	(3.4%)	0.6%	(2.1%)

Total	77,060	100.0%	$2,601	95.0%	9.9%	(10.6%)	(1)	3.9%	(17.1%)	(9.3%)	(1.4%)	0.2%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 11.3% in the first quarter of 2021 compared to the first quarter of 2020.  See page 10 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the quarter ended March 31, 2021.

1st Quarter 2021 Earnings Release	11

Equity Residential First Quarter 2021 vs. Fourth Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q1 2021 % of Actual NOI	Q1 2021 Average Rental Rate	Q1 2021 Weighted Average Physical Occupancy %	Q1 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,533	20.8%	$2,423	95.8%	10.1%	(1.4%)		3.5%	(3.7%)	(1.4%)	0.0%	(3.6%)
Orange County	4,028	5.3%	2,205	97.0%	7.8%	(0.6%)		5.5%	(2.4%)	(0.8%)	0.2%	(2.9%)
San Diego	2,706	3.9%	2,376	97.2%	10.5%	0.0%		3.3%	(1.0%)	0.1%	(0.1%)	(0.9%)
Subtotal – Southern California	23,267	30.0%	2,380	96.2%	9.7%	(1.1%)		3.7%	(3.1%)	(1.1%)	0.1%	(3.2%)

San Francisco	12,707	19.4%	2,903	93.8%	11.4%	(3.7%)		6.6%	(7.8%)	(4.9%)	1.1%	(4.3%)
Washington DC	14,569	17.6%	2,325	95.9%	9.7%	(2.1%)		6.1%	(5.8%)	(2.6%)	0.5%	(3.1%)
New York	9,606	11.0%	3,464	91.4%	8.3%	(2.4%)		5.8%	(11.3%)	(4.2%)	1.6%	(3.5%)
Seattle	9,078	10.8%	2,255	95.7%	11.1%	(3.4%)		5.6%	(7.2%)	(4.6%)	1.2%	(3.0%)
Boston	6,430	9.5%	2,853	95.3%	8.9%	(2.1%)		6.8%	(6.1%)	(3.6%)	1.4%	(4.0%)
Denver	1,624	1.7%	1,984	96.1%	12.3%	0.1%		11.6%	(4.6%)	(0.9%)	1.0%	(3.6%)

Total	77,281	100.0%	$2,600	95.0%	10.0%	(2.3%)	(1)	5.6%	(6.2%)	(3.1%)	0.8%	(3.4%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 1.8% in the first quarter of 2021 compared to the fourth quarter of 2020.  See page 10 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the quarter ended March 31, 2021.

1st Quarter 2021 Earnings Release	12

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 77,060 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q1 2021	Q4 2020	Q1 2021	Q4 2020	Q1 2021	Q4 2020

Los Angeles	(7.6%)	(8.9%)	(0.2%)	(0.5%)	(4.0%)	(4.6%)
Orange County	0.1%	(2.8%)	3.0%	2.1%	1.7%	0.0%
San Diego	2.1%	(0.1%)	3.9%	2.5%	3.1%	1.4%
Subtotal – Southern California	(5.5%)	(7.3%)	0.8%	0.3%	(2.3%)	(3.3%)

San Francisco	(22.0%)	(26.8%)	(9.9%)	(7.2%)	(17.3%)	(19.1%)
Washington DC	(14.4%)	(18.6%)	(2.9%)	(1.9%)	(9.0%)	(11.5%)
New York	(28.0%)	(27.1%)	(9.3%)	(6.5%)	(20.5%)	(18.5%)
Seattle	(20.7%)	(26.8%)	(10.1%)	(6.6%)	(15.9%)	(19.2%)
Boston	(20.4%)	(27.0%)	(7.6%)	(5.0%)	(14.8%)	(18.3%)
Denver	(7.1%)	(10.4%)	3.5%	1.6%	(3.5%)	(6.2%)

Total	(17.7%)	(20.5%)	(5.1%)	(3.4%)	(12.1%)	(13.0%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for April 2021 preliminary data.

1st Quarter 2021 Earnings Release	13

Equity Residential

First Quarter 2021 vs. First Quarter 2020

Total Same Store Operating Expenses Including 77,060 Same Store Apartment Units

$ in thousands

	Q1 2021	Q1 2020	$ Change (1)	% Change	% of Q1 2021 Operating Expenses

Real estate taxes	$90,767	$88,323	$2,444	2.8%	42.8%
On-site payroll	42,993	43,009	(16)	0.0%	20.3%
Utilities	29,945	27,674	2,271	8.2%	14.1%
Repairs and maintenance	25,835	23,439	2,396	10.2%	12.2%
Insurance	7,040	6,321	719	11.4%	3.3%
Leasing and advertising	2,803	2,337	466	19.9%	1.3%
Other on-site operating expenses	12,669	13,098	(429)	(3.3%)	6.0%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$212,052	$204,201	$7,851	3.8%	100.0%

(1)	The quarter-over-quarter changes were primarily affected by the following factors:

Real estate taxes – Increase is lower than prior expectations due to lower rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives offset other general payroll pressures.

Utilities – Increase driven by higher usage of water, sewer and trash.

Repairs and maintenance – Increase primarily driven by non-comparable items like greater snowfall on the East Coast and higher turnover expense from accelerated leasing as well as increases in minimum wage on contract services.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Increase due primarily to increased digital advertising and selective use of outside broker fees on targeted leasing activity.

Other on-site operating expenses – Decrease primarily driven by lower ground lease costs due to a lease modification at one property.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2021 Earnings Release	14

Equity Residential

Debt Summary as of March 31, 2021

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,270,700	28.3%	3.18%	6.1
Unsecured	5,766,856	71.7%	3.49%	10.0

Total	$8,037,556	100.0%	3.40%	8.9
Fixed Rate Debt:
Secured – Conventional	$1,899,917	23.7%	3.70%	4.7
Unsecured – Public	5,337,103	66.4%	3.77%	10.8

Fixed Rate Debt	7,237,020	90.1%	3.75%	9.1

Floating Rate Debt:
Secured – Conventional	40,546	0.5%	2.38%	1.2
Secured – Tax Exempt	330,237	4.1%	0.45%	15.4
Unsecured – Revolving Credit Facility	—	—	—	3.6
Unsecured – Commercial Paper Program (2)	429,753	5.3%	0.30%	—

Floating Rate Debt	800,536	9.9%	0.45%	6.7

Total	$8,037,556	100.0%	3.40%	8.9

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At March 31, 2021, the weighted average maturity of commercial paper outstanding was 69 days.  The weighted average amount outstanding for the quarter ended March 31, 2021 was approximately $457.3 million.

Note:  The Company capitalized interest of approximately $3.8 million and $1.8 million during the quarters ended March 31, 2021 and 2020, respectively.

1st Quarter 2021 Earnings Release	15

Equity Residential

Debt Maturity Schedule as of March 31, 2021

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2021	$5,593	$430,000	(2)	$435,593	5.4%	3.27%	0.32%
2022	264,185	40,846		305,031	3.8%	3.25%	3.12%
2023	1,325,588	3,500		1,329,088	16.4%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.06%
2025	450,000	8,200		458,200	5.6%	3.38%	3.32%
2026	592,025	9,000		601,025	7.4%	3.58%	3.53%
2027	400,000	9,800		409,800	5.0%	3.25%	3.17%
2028	900,000	10,700		910,700	11.2%	3.79%	3.75%
2029	888,120	11,500		899,620	11.1%	3.30%	3.26%
2030	1,095,000	12,600		1,107,600	13.6%	2.55%	2.52%
2031+	1,379,350	275,535		1,654,885	20.4%	4.37%	3.66%
Subtotal	7,299,861	817,781		8,117,642	100.0%	3.55%	3.23%
Deferred Financing Costs and Unamortized (Discount)	(62,841)	(17,245)		(80,086)	N/A	N/A	N/A

Total	$7,237,020	$800,536		$8,037,556	100.0%	3.55%	3.23%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.

1st Quarter 2021 Earnings Release	16

Equity Residential

Selected Unsecured Public Debt Covenants

	March 31,	December 31,
	2021	2020
Debt to Adjusted Total Assets (not to exceed 60%)	30.4%	30.5%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.4%	9.6%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.30	5.42

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	454.1%	458.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	March 31,	December 31,
	2021	2020
Total debt to Normalized EBITDAre	5.29x	4.99x

Net debt to Normalized EBITDAre	5.25x	4.96x

Unencumbered NOI as a % of total NOI	87.5%	86.6%

Note: See Normalized EBITDAre Reconciliations for detail.

1st Quarter 2021 Earnings Release	17

Equity Residential

Capital Structure as of March 31, 2021

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,270,700	28.3%
Unsecured Debt			5,766,856	71.7%

Total Debt			8,037,556	100.0%	22.5%

Common Shares (includes Restricted Shares)	372,917,413	96.4%
Units (includes OP Units and Restricted Units)	14,042,374	3.6%

Total Shares and Units	386,959,787	100.0%
Common Share Price at March 31, 2021	$71.63
			27,717,930	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			27,755,210	100.0%	77.5%

Total Market Capitalization			$35,792,766		100.0%

Perpetual Preferred Equity as of March 31, 2021

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

1st Quarter 2021 Earnings Release	18

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Q1 2021	Q1 2020

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	372,279,711	371,582,086
Shares issuable from assumed conversion/vesting of:
- OP Units	13,050,142	13,003,900
- long-term compensation shares/units	1,586,077	2,363,095

Total Common Shares and Units - diluted	386,915,930	386,949,081

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	372,279,711	371,582,086
OP Units - basic	13,050,142	13,003,900

Total Common Shares and OP Units - basic	385,329,853	384,585,986
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,586,077	2,363,095

Total Common Shares and Units - diluted	386,915,930	386,949,081

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	372,917,413	372,104,054
Units (includes OP Units and Restricted Units)	14,042,374	13,932,433

Total Shares and Units	386,959,787	386,036,487

1st Quarter 2021 Earnings Release	19

Equity Residential Development and Lease-Up Projects as of March 31, 2021 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower)	Boston, MA	470	$409,749	$310,132	$310,132	$—	78%	Q3 2021	Q4 2021	Q1 2023	—	—
The Edge (fka 4885 Edgemoor Lane) (A)	Bethesda, MD	154	75,271	62,007	62,007	—	86%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	372,139	372,139	—

Projects Under Development - Partially Owned:
Aero Apartments (B)	Alameda, CA	200	117,794	103,871	103,871	40,546	92%	Q2 2021	Q2 2021	Q2 2022	3%	—

Projects Under Development - Partially Owned		200	117,794	103,871	103,871	40,546

Total Projects Under Development		824	$602,814	$476,010	$476,010	$40,546

Land Held for Development		N/A	N/A	$88,360	$88,360	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q1 2021 NOI
Projects Under Development							$602,814	$(57)

(A)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(B)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.7 million for its allocated share of the project equity and serves as the developer of the project.

1st Quarter 2021 Earnings Release	20

Equity Residential Capital Expenditures to Real Estate For the Quarter Ended March 31, 2021 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	77,060	829	77,889

Building Improvements	$15,976	$38	$16,014	$207

Renovation Expenditures (1)	5,261	—	5,261	68

Replacements	7,381	23	7,404	96

Capital Expenditures to Real Estate (2)	$28,618	$61	$28,679	$371

(1)	Renovation Expenditures on 222 same store apartment units for the quarter ended March 31, 2021 approximated $23,701 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2021 Earnings Release	21

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2021	2020
	March 31, 2021	December 31, 2020	Q1	Q4	Q3	Q2	Q1
Net income	$690,194	$962,501	$60,364	$262,984	$95,365	$271,481	$332,671
Interest expense incurred, net	346,841	365,073	67,358	116,724	80,874	81,885	85,590
Amortization of deferred financing costs	9,083	8,939	2,185	2,686	2,101	2,111	2,041
Amortization of above/below market lease intangibles	4,392	4,391	1,098	1,098	1,098	1,098	1,097
Depreciation	808,372	820,832	199,962	201,829	200,605	205,976	212,422
Income and other tax expense (benefit)	952	852	153	350	262	187	53

EBITDA	1,859,834	2,162,588	331,120	585,671	380,305	562,738	633,874

Net (gain) loss on sales of real estate properties	(323,787)	(531,807)	43	(179,589)	25	(144,266)	(207,977)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,640)	(1,636)	(4)	(636)	(1,000)	—	—

EBITDAre	1,534,407	1,629,145	331,159	405,446	379,330	418,472	425,897

Write-off of pursuit costs (other expenses)	6,573	6,869	1,331	2,005	1,586	1,651	1,627
(Income) loss from investments in unconsolidated entities - operations	5,378	4,920	1,615	1,475	1,246	1,042	1,157
Net (gain) loss on sales of land parcels	(34,239)	(34,234)	(5)	(34,234)	—	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(2,570)	(4,152)	—	(1,800)	(3)	(767)	(1,582)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	756	(1,293)	2,212	—	500	(1,956)	163
Advocacy contributions (other expenses)	10,591	11,062	30	6,981	1,728	1,852	501
Other	(832)	(965)	133	(15)	(429)	(521)	—

Normalized EBITDAre	$1,520,064	$1,611,352	$336,475	$379,858	$383,958	$419,773	$427,763

Balance Sheet Items:	March 31, 2021	December 31, 2020

Total debt	$8,037,556	$8,044,256
Cash and cash equivalents	(35,453)	(42,591)
Mortgage principal reserves/sinking funds	(15,360)	(14,168)
Net debt	$7,986,743	$7,987,497

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

1st Quarter 2021 Earnings Release	22

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Quarter Ended March 31,
	2021	2020	Variance

Impairment – non-operating assets	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,331	1,627	(296)

Write-off of unamortized deferred financing costs (interest expense)	264	—	264
Debt extinguishment and preferred share redemption (gains) losses	264	—	264

Net (gain) loss on sales of land parcels	(5)	—	(5)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	726	441	285
Other	133	—	133
Non-operating asset (gains) losses	854	441	413

Insurance/litigation settlement or reserve income (interest and other income)	—	(1,582)	1,582
Insurance/litigation/environmental settlement or reserve expense (other expenses)	2,212	163	2,049
Advocacy contributions (other expenses)	30	501	(471)
Other miscellaneous items	2,242	(918)	3,160

Adjustments from FFO to Normalized FFO	$4,691	$1,150	$3,541

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

1st Quarter 2021 Earnings Release	23

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q2 2021	Revised Full Year 2021	Previous Full Year 2021

2021 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.67 to $0.71	$2.70 to $2.80	$2.60 to $2.80

2021 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		95.0% to 96.0%	94.8% to 95.8%
Revenue change (1)		(8.0%) to (6.0%)	(9.0%) to (7.0%)
Expense change		3.0% to 4.0%	3.0% to 4.0%
NOI change (2)		(13.0%) to (11.0%)	(15.0%) to (12.0%)

2021 Transaction Assumptions

The Company expects consolidated rental acquisitions to approximately equal consolidated rental dispositions.

2021 Debt Assumptions

Weighted average debt outstanding		$8.1B to $8.3B	$8.1B to $8.3B
Interest expense, net (on a Normalized FFO basis)		$270.0M to $276.5M	$270.0M to $276.5M
Capitalized interest		$14.5M to $16.5M	$14.5M to $16.5M

2021 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$150.0M	$150.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$1,950	$1,950

2021 Other Guidance Assumptions

Property management expense		$96.5M to $98.5M	$96.5M to $98.5M
General and administrative expense		$53.0M to $55.0M	$53.0M to $55.0M
Debt offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		386.8M	386.8M

(1)	Revenue change is reflected on a GAAP basis. Revenue change would be approximately (7.0%) to (5.0%) on a cash basis.

(2)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(3)

During 2021, the Company expects to spend approximately $25.0 million for apartment unit Renovation Expenditures on approximately 1,250 same store apartment units at an average cost of approximately $20,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

1st Quarter 2021 Earnings Release	24

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

March 31, 2021
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(430,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,699)

Unsecured revolving credit facility availability	$1,969,301

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

1st Quarter 2021 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

Quarter Ended March 31, 2021

Net Gain (Loss) on Sales of Real Estate Properties	$(43)
Accumulated Depreciation Gain	—

Economic Gain (Loss)	$(43)

1st Quarter 2021 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

1st Quarter 2021 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual	Actual	Expected	Expected
	Q1 2021	Q1 2020	Q2 2021	2021
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.15	$0.83	$0.66 to $0.70	$2.57 to $2.67
Depreciation expense	0.52	0.54	0.51	2.03
Net (gain) loss on sales	—	(0.51)	(0.51)	(1.93)
Impairment – operating assets	—	—	—	—

FFO per share – Diluted	0.67	0.86	0.66 to 0.70	2.67 to 2.77

Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	—	0.01	0.01	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—
Non-operating asset (gains) losses	—	—	—	0.01
Other miscellaneous items	0.01	—	—	0.01

Normalized FFO per share – Diluted	$0.68	$0.87	$0.67 to $0.71	$2.70 to $2.80

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Quarter Ended March 31,
	2021	2020
Operating income	$135,560	$422,085
Adjustments:
Property management	26,130	27,709
General and administrative	15,383	14,518
Depreciation	199,962	212,422
Net (gain) loss on sales of real estate properties	43	(207,977)
Total NOI	$377,078	$468,757
Rental income:
Same store	$592,788	$662,021
Non-same store/other	4,814	20,284
Total rental income	597,602	682,305
Operating expenses:
Same store	212,052	204,201
Non-same store/other	8,472	9,347
Total operating expenses	220,524	213,548
NOI:
Same store	380,736	457,820
Non-same store/other	(3,658)	10,937
Total NOI	$377,078	$468,757

1st Quarter 2021 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2020 and 2021, plus any properties in lease-up and not stabilized as of January 1, 2020.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2020, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2021 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

1st Quarter 2021 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of March 31, 2021.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the quarter ended March 31, 2021 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

1st Quarter 2021 Earnings Release	30